EXHIBIT 99.2

August 15, 2007

FOR IMMEDIATE RELEASE

PLIANT PERFORMANCE STEADY AND AHEAD OF PRIOR YEAR

Schaumburg, IL – Pliant Corporation today released its results for the 2nd quarter of 2007.

Sales, Profit Rate Steady and On Track

The company continued to implement its balanced business plan in the quarter. Sales and profit rate per pound (as measured by EBITDAR per pound) were consistent and steady at 12 cents per pound. The company continued its program of offsetting resin price volatility with cost actions to achieve earnings stability. 2007 year-to-date sales pounds were steady at 425 million pounds, essentially flat with 2006 after giving effect to downgauging.

Capital Reinvestment Program Steady and On Track

The company has an on-going program of modernizing, improving and reinvesting into the company with its free cash flow at a rate of about $55 to $60 million per year. The company achieved this rate in the 1st half of 2007. The four primary focus areas for reinvestment continue to be: throughput costs, fixed cost reduction, product quality improvement and new product programs. All areas were invested into during the 1st half of 2007.

Free Cash Flow, Leverage Improved Again and On Track

The company improved its liquidity again in the quarter and deleveraged again, after giving effect to the refinancing of its $55 million sub-note. The company continued its program of spending less cash than it generates and reducing its net debt. Liquidity at mid-year improved and was on-plan at $72 million. Net leverage declined again and was on-plan at 7.0x (as measured by adjusted net debt divided by TTM EBITDAR).

2007 Full Year Guidance Update

CMAI is currently forecasting a steep increase in resin prices during the 2nd half of 2007. If this forecast occurs, this will cause a timing miss (due to the lag effect of selling price adjustments) of about $8 million of EBITDAR in the 2nd half 2007. This would impact our current guidance of $110 to $114 million EBITDAR. This will have to play out.

No matter what, the company intends to continue its program of spending less cash than it generates and intends to improve its liquidity in the 2nd half of 2007. The company will gate its major programs to be in concert with overall cashflow and liquidity improvement objectives. All actions to this end are on or ahead of plan.

Conclusion

Harold Bevis, President and CEO of Pliant Corporation said, “We continue to run the company with a steady hand with our Balanced Business Plan. Resin prices are projected to be much more unfavorable than anyone expected and could impact our 2nd half 2007 EBITDAR, if the prevailing 2nd half 2007 resin forecasts are accurate. We remain firmly committed to our strategically sound business plan built upon focused sales growth, continuous cost reduction and a strong sustainable business foundation.”

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information that is based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and similar terms and phrases, including references to assumptions. These forward-looking statements are not historical facts but instead represent only expectations, estimates and projections regarding future events. These statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that are difficult to predict and may cause actual results to be materially different. These factors include, but are not limited to, the following:

•                  general economic and business conditions, particularly an economic downturn;

•                  continuing losses and charges against earnings resulting from restructurings or the impairment of assets;

•                  industry trends;

•                  risks of high leverage and any increases in our leverage;

•                  interest rate increases;

•                  changes in our ownership structure;

•                  changes in the Company’s composition of operating segments;

•                  raw material costs and availability, particularly resin;

•                  the timing and extent to which we pass through resin cost changes to our customers;

•                  the loss of any of our key suppliers;

•                  changes in credit terms from our suppliers;

•                  competition;

•                  the loss of any of our major customers;

•                  changes in demand for our products;

•                  new technologies;

•                  changes in distribution channels or competitive conditions in the markets or countries where we operate;

•                  costs of integrating any future acquisitions;

•                  loss of our intellectual property rights;

•                  foreign currency fluctuations and devaluations and political instability in our foreign markets;

•                  changes in our business strategy or development plans;

•                  availability, terms and deployment of capital;

•                  labor relations and work stoppages;

•                  availability of qualified personnel;

•                  increases in the cost of compliance with laws and regulations, including environmental laws and regulations; and

•               other risks and uncertainties listed or described from time to time in reports we periodically file with the SEC.

We may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by us or on our behalf, are also expressly qualified by these cautionary statements. All forward-looking statements, including, without limitation, management’s examination of historical operating trends, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. But there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. All forward-looking statements apply only as of the date made. We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

Our risks are more specifically described in the “Risk Factors” of Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those expected, estimated or projected.

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Pliant is a leading producer of value-added film and flexible packaging products for personal care, medical, food, industrial and agricultural markets. Pliant operates 21 manufacturing and research and development facilities around the world and employs over 3,000 people.

CONTACT:

Steve Auburn

Phone:  847-969-3319

Email:  Steve.Auburn@pliantcorp.com

Company Web Site:  www.pliantcorp.com